Exhibit 10.1

lululemon
Private and Confidential
April 21, 2026
To:    Heidi O’Neill
Re:    Executive Employment Agreement
Dear Heidi:
This Agreement contains the terms and conditions of our offer of employment in the position of Chief Executive Officer of the Company. This Agreement is binding upon signing; employment commences on the Effective Date and will continue until terminated in accordance with the terms hereof.
If you accept employment on the terms and conditions set out below, please execute this Agreement where indicated.
ARTICLE 1 - INTERPRETATION
1.01    Definitions
For purposes of this Agreement, the following definitions apply:
“Act” means the British Columbia Employment Standards Act, as may be amended from time to time.
“Affiliate” has the meaning given that term in the Canada Business Corporations Act and includes each direct and indirect subsidiary of the Company and any other entities, including joint ventures and franchises, in which the Company has or may have an interest.
“Agreement” means this agreement, including its recitals, schedules and addenda, as applicable, and as amended from time to time in accordance with its terms (it being understood that all capitalized terms used but not defined in any schedule or addendum attached hereto have the meanings set forth herein).
“Approvals” means collectively, a Canadian work permit and all other necessary authorizations and approvals for the Executive to work in Canada.
“Base Salary” has the meaning given that term in Section 3.01.

“Board” means the board of directors of the Company.
“Bonus Plan” means the Company’s bonus plan for executive officers as may be in effect at any time, and as amended from time to time.
“Cause” means (1) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Executive with respect to the Executive’s obligations or otherwise relating to the business of the Company; (2) any willful acts or conduct by the Executive that are materially adverse to the Company’s interests; (3) the Executive’s material breach of this Agreement or the Restrictive Covenant Agreement; (4) the Executive’s conviction for fraud, misappropriation or embezzlement, or any crime of moral turpitude or that otherwise negatively impacts the Executive’s ability to effectively perform the Executive’s duties hereunder; or (5) the Executive’s willful neglect of duties or repeated failure to perform the Executive’s duties or follow the reasonable and legal direction of the Board.
“Company” means lululemon athletica inc., a Delaware corporation.
“Compensation Committee” means the People, Culture and Compensation of the Board.
“Confidential Information” means information disclosed to or known by the Executive as a consequence of or through the Executive’s employment with the Company about the Company’s or any of its Affiliates’ business, financial condition, assets and liabilities, products, operations, research, processes or services, and includes but is not limited to all information relating to research, development, inventions, copyrights, patents, industrial designs, licenses, manufacture, production, distribution, purchasing, accounting, financing, engineering, marketing, merchandising, selling, and other technical, strategic or business information or trade secrets of the Company or any of its Affiliates, or about any of the Company’s or any of its Affiliates’ employees, contractors, customers, suppliers, vendors or business affiliates and also includes any information that the Company has received from others that the Company is obligated to treat as confidential or proprietary; except that Confidential Information does not include information which is or becomes generally available to the public through no fault of the Executive or which the Executive can establish, through written records, was in the Executive’s possession prior to its disclosure to the Executive as a result of the Executive’s employment with the Company.
“Effective Date” means September 8, 2026.
“Executive” means Heidi O’Neill.
“Good Reason” means unilateral adverse action taken by the Company to substantially alter the fundamental terms and conditions of the Executive’s employment, including relating to the Executive’s position, title, duties, authorities or responsibilities (including any appointment of an executive chair or a more senior executive to the Executive without the Executive’s approval), or compensation, without the Executive’s consent, or that otherwise amounts to constructive dismissal at law, or a material breach by the Company or its Affiliates of this Agreement or any other agreement with the Executive, including failure to appoint the Executive as Chief Executive Officer and member of the

Board on the Effective Date or nominate the Executive for re-election to the Board. The Executive’s termination of employment will not be deemed to be for Good Reason unless (i) the Executive has notified the Company in writing describing the occurrence of one or more Good Reason events within ninety (90) days after the Executive first becomes aware of such occurrence, (ii) the Company fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice, and (iii) the termination of employment occurs within thirty (30) days following such failure to cure.
“Plan” means the Company’s 2023 Equity Incentive Plan, as may be amended or replaced by the Company from time to time.
“Restrictive Covenant Agreement” has the meaning given that term in Section 4.06.
“Termination Date” has the meaning given that term in Section 5.01.
ARTICLE 2 - EMPLOYMENT
2.01    Employment
(1)    Subject to the terms and conditions of this Agreement, the Company will employ the Executive in the position of Chief Executive Officer from the Effective Date.
(2)    The Executive will report directly and exclusively to the Board.
(3)    The Executive will perform and have the duties, responsibilities and authority as are normally provided by a, and associated with the position of, Chief Executive Officer of a publicly traded corporation in a business and of a size similar to the Company and such other duties and responsibilities as may reasonably be assigned at any time by the Board consistent with such position, subject always to the reasonable control and direction of the Board.
2.02    Board Appointment
The Executive will be appointed to the Board as of the Effective Date and thereafter, while employed as the Chief Executive Officer, the Executive will be nominated for re-election to the Board.
2.03    Term
The Executive’s employment under this Agreement will commence on the Effective Date and is subject to termination in accordance with the terms of this Agreement.
2.04    Place of Employment
(1)    The Executive will perform the Executive’s duties and responsibilities for the Company primarily at the principal executive offices of the Company in Vancouver, British Columbia, and the Executive will reside within a reasonable daily commuting distance of such offices, provided that the Executive may work remotely from time to time in accordance with the Company’s remote work policy.

(2)    It is a condition of this offer and your employment that you will be and will remain eligible to work in Canada for the duration of your employment with the Company. Each of the Company and the Executive warrants and affirms that to her and its knowledge there exist no circumstances with respect to the Executive’s professional or personal history that would prevent the Executive from obtaining the Approvals. The Company will take all necessary action and pay all costs and reasonable expenses of the Executive in connection with processing and obtaining the Approvals.
ARTICLE 3 - REMUNERATION AND BENEFITS
3.01    Base Salary
The Company will pay the Executive an initial base salary (that base salary in effect from time to time, the “Base Salary”) in the amount of USD $1,400,000.00 per annum, payable in accordance with the Company’s usual payroll practices and dates, in arrears by direct deposit, and subject to deductions required by law or authorized by the Executive. Beginning in FY2028, the Base Salary will be reviewed at least annually by the Board and the Board may, but is not required to, increase (but not decrease without mutual written agreement) the Base Salary during the Executive’s employment with the Company. All cash compensation and reimbursement to the Executive will be paid in U.S. dollars, unless this is not reasonably practicable in the circumstances or otherwise requested or agreed in writing by the Executive.
3.02    Bonus
The Executive will be eligible to receive an annual bonus in accordance with the terms and conditions of the Bonus Plan, as may be amended by the Company in its sole discretion from time to time, where such terms and conditions may include but are not limited to limitations on the Executive’s entitlements in the event of termination of the Executive’s employment, subject to any minimum requirements under the Act and unless otherwise provided in this Agreement. The Executive’s annual bonus target under the Bonus Plan will be 200% of Base Salary and the maximum payout for fiscal 2026 will be 200% of target (i.e., 400% of Base Salary), each of which may be increased (but not decreased with respect to fiscal 2026 or any future fiscal year that commences during the Executive’s employment with the Company without mutual written agreement) by the Board. Notwithstanding the foregoing, for fiscal 2026, the Executive’s bonus opportunity will be prorated based on the number of days remaining in fiscal 2026 from and including the Effective Date and otherwise paid in accordance with the terms and conditions of the Bonus Plan, subject to this Agreement.
3.03    Incentives
(1)    In exchange for the Executive accepting employment with the Company and remaining employed for a period of twenty four (24) months from the Effective Date (the “Retention Period”), the Company agrees to provide the Executive with a cash retention bonus in the amount of USD $2,000,000.00 (the “Retention Bonus”), less applicable tax and other withholdings. The Company will pay the Executive the Retention Bonus on the next scheduled regular payroll date after the Effective Date. In the event the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive without Good Reason, in each case prior to completing the Retention Period, the Executive agrees to repay the Company the after-tax amount of the Retention Bonus in a prorated amount based on the number of days the Executive is employed by the Company during the Retention Period. Should the Executive’s employment terminate for any other reason prior to the Executive completing the Retention Period, the Retention Bonus shall be considered earned in full on the Termination Date, provided that the Termination Date occurs on or after the Effective Date.
(2)    Each year, the Executive will be eligible for annual equity awards equal to USD $10,000,000.00, 60% of which will be granted as performance-vesting restricted stock units (“PSUs”) and 40% as stock options (“Options”), in each case to be granted subject to approval by the Compensation Committee and with pricing methodology and terms and conditions no less favorable than those applicable to equity awards granted to other senior executives of the Company. For fiscal 2026, the Executive’s annual equity award opportunity will be prorated based on the number of days remaining in fiscal 2026 from and including the Effective Date and will be granted within five (5) business days of the first day of the next open trading window after the Effective Date, and no later than ninety (90) days after the Effective Date (for clarity, if the Effective Date occurs in an open trading window, the grant will be made within five (5) business days of the Effective Date).
(3)    Within five (5) business days of the first day of the next open trading window after the Effective Date, and no later than ninety (90) days after the Effective Date, the Executive will be awarded a one-time grant of a number of stock options with a grant date value of USD$4,200,000.00 to purchase shares of the Company’s common stock (for clarity, if the Effective Date occurs in an open trading window, the grant will be made within five (5) business days of the Effective Date). Subject to the Executive’s continued employment, the stock options will vest over a two-year period, with half of the award vesting on each of the first and second anniversaries of the grant date.
(4)    Within five (5) business days of the first day of the next open trading window after the Effective Date, and no later than ninety (90) days after the Effective Date, the Executive will be awarded a one-time grant of a number of time-vesting restricted stock units (“RSUs”), determined by dividing USD$2,800,000.00 by the Company’s fair market value per common share (determined in accordance with the Plan) as of the effective date of the grant, and settled in shares of common stock in accordance with the Plan or, at the discretion of the Executive, in cash in accordance with the Plan (for clarity, if the Effective Date occurs in an open trading window, the grant will be made within five (5) business days of the Effective Date). Subject to the Executive’s continued employment, the RSUs will vest over a two-year period, with half of the award vesting on each of the first and second anniversaries of the grant date.
(5)    Any and all equity awards are subject to the terms and conditions set out in the applicable grant agreements and applicable plan documents, which include but may not be limited to the Plan, as may be amended by the Company in its sole discretion from time to time, in each case except as otherwise provided in this Agreement. Such terms and conditions may include but are not limited to limitations on the Executive’s entitlement in the event of termination of the Executive’s employment, as may be amended by the Company in its sole discretion from time to time, in each case except as otherwise provided in this Agreement.

(6)    The vesting treatment that applies in connection with an employee’s retirement is set out in the applicable grant agreements and applicable plan documents, which will include but may not be limited to the Plan (the “Retirement Treatment”). Qualification for Retirement Treatment is hereby amended so that the Executive will be eligible to receive the Retirement Treatment provided that the Executive has completed a minimum of three (3) years of service with the Company, and has a combination of age and years of service with the Company totaling sixty-five (65) points, calculated by adding one (1) point for each year of age and one (1) point for each completed year of service (upon meeting these requirements, the Executive becomes “Retirement Eligible”). Notwithstanding anything to the contrary, for purposes of any equity awards granted to the Executive, (i) Retirement Treatment means vesting in full (without proration) upon retirement, and based on actual performance on a basis no less favorable than that applied to other senior executives of the Company and paid at the same time as active senior executives of the Company in the case of performance-vesting awards, and (ii) unless otherwise requested by the Executive, the payment of any applicable exercise prices and withholding of applicable taxes will be implemented through net exercise and/or net settlement, as applicable. Notwithstanding the terms of the Plan or applicable grant agreements, if the Executive’s employment terminates due to disability at a time when she is Retirement Eligible, for purposes of any outstanding equity awards, the Executive will receive the Retirement Treatment to the extent such treatment is more favorable than the treatment on disability.
3.04    Benefits
The Executive will be entitled to participate in applicable employee benefit plans and programs as are in effect from time to time, subject to and in accordance with the terms and conditions of such plans. During employment, the Company will make security services available to the Executive at the Company’s expense as may be reasonably required in the circumstances and as pre-approved by the Company.
3.05    Fund Your Future Program
The Company offers opportunities to contribute to a long-term savings plan via payroll deduction. If the Executive is eligible to participate, the Company matches employee contributions in accordance with the plan provisions. The Executive should review the applicable plan as eligibility and enrollment requirements vary.
3.06    Plan Documents and Right to Change
(1)    Some of the compensation and benefit plans and programs referred to in this Agreement are governed by insurance contracts and other plan or policy documents, which will in all cases govern, subject to this Agreement.
(2)    The Company reserves the right to amend, change or terminate any or all of its plans, programs, policies and benefits, in whole or in part, at any time for any reason without notice to the Executive, including without limitation bonus, commission, benefits, or compensation plans and programs, in each case in accordance with the applicable plan or program and subject to this Agreement.

3.07    Vacation
The Executive will be entitled to accrue up to four weeks paid vacation each year. This vacation entitlement will be pro-rated for any part of a year. The Executive will take such vacation at times having regard to the best interests of the Company, and in accordance with the minimum requirements of the Act. Except as may be required by the minimum requirements under the Act, the Executive will lose the entitlement to unused vacation, which will not be paid out.
3.08    Relocation
The Executive is eligible for relocation benefits as per the attached executive relocation addendum.
3.09    Expenses
The Company will reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by the Executive in the course of the Executive’s employment with the Company, in accordance with the Company’s expense reimbursement policy in effect as at the date the Executive incurs any such expenses. The Company’s expense reimbursement policy may be amended from time to time. The Executive will provide the Company with appropriate statements and receipts verifying such expenses as the Company may require.
3.10    Indemnification
The Company will indemnify and hold harmless the Executive, to the fullest extent authorized or permitted by applicable law, from and against any and all judgements, suits, demands, claims and causes of action made against the Executive (including for clarity any damages, losses, costs, expenses, repayments or settlement amounts in connection therewith) concerning or relating to her service, actions or omissions on behalf of the Company or its Affiliates as an employee, director, officer or agent, the entry into of this Agreement or otherwise in connection with her anticipated employment with the Company. The Executive will be entitled to mandatory advancement of expenses, including attorneys’ fees, which will be advanced promptly upon request, subject to a customary undertaking whereby the Executive agrees to repay any such amounts that are finally determined as not subject to indemnification hereunder. The Executive will be covered by directors and officers insurance that the Company provides from time to time to its directors and executives (including former directors and executives), on terms no less favorable than those provided to similarly situated executives (or former executives). This indemnity shall survive any termination of this Agreement. Promptly following the Effective Date, the Company and the Executive will enter into the Company’s standard form of indemnification agreement for directors and officers, as enclosed as Schedule D.
3.11    Tax Equalization Benefit
With respect to the Executive’s tax year ending December 31, 2026, the Executive’s liability for income tax on any cash compensation provided by the Company will be computed to be equivalent to the US Federal and Oregon income tax that the Executive would pay on the same cash compensation, were she to reside and work only in Oregon. Any taxes due on such cash compensation in excess of this liability will be funded by the Company. A tax equalization calculation will be performed after the completion of Executive’s United States and Canadian income tax returns for the tax year ending December 31, 2026, to reconcile taxes paid and ensure any underpayment or overpayment of taxes is settled between the Executive and the Company on completion of the calculation.
ARTICLE 4 – COVENANTS
4.01    Full Time Service
While employed, the Executive will devote all of the Executive’s business time, attention and effort to the business and affairs of the Company, will well and faithfully serve the Company and will use the Executive’s best efforts to promote the interests of the Company and its Affiliates. The Executive will not engage in other employment, including self-employment, or consulting work while employed by the Company, without prior written approval from the Board.
4.02    Duties and Responsibilities
In the performance of the Executive’s duties following the Effective Date, the Executive agrees to give the Company the full benefit of the Executive’s knowledge, expertise, skill and ingenuity and to exercise the degree of care, diligence and skill that a prudent executive would exercise in comparable circumstances. The Executive agrees and acknowledges that she is a fiduciary with a duty of good faith, loyalty, and the avoidance of conflict of duty and self-interest, which requires the Executive to act in the best interests of the Company and its Affiliates.
4.03    Policies, Rules and Regulations
During the Executive’s employment with the Company, the Executive will be bound by and will faithfully observe and abide by all of the policies, rules and regulations of the Company from time to time in force which are applicable to senior executives of the Company and which are brought to the Executive’s notice or of which the Executive should reasonably be aware, including but not limited to the Company’s employee handbook, Code of Business Conduct, and Ethics and Insider Trading Policy. Without limiting the generality of the foregoing, the employee handbook and Code of Business Conduct, which may be amended or replaced by the Company at its sole discretion from time to time, provide additional details regarding employee discounts, personal accountability, integrity (regarding hours worked), yoga benefits, other benefits and time off programs, and gifts, entertainment and prohibiting bribes. The Executive’s failure to follow any of the Company’s policies, rules or regulations may lead to discipline up to and including termination.
4.04    Conflict of Interest
(1)    The Executive will not, during the Executive’s employment with the Company, engage in any business, enterprise or activity that may reasonably conflict with the Company’s interests, including the faithful performance of the Executive’s duties.

(2)    During the Executive’s employment with the Company, the Executive will refrain from any situation in which the Executive’s personal interest conflicts, potentially conflicts or may reasonably appear to conflict with the Executive’s duties to the Company or the interests of the Company. The Executive agrees that if there is any doubt in this respect, the Executive will inform the Board and obtain prior written authorization, and will immediately cease involvement in such situation unless the Board provides written authorization to continue in that situation.
4.05    Business Opportunities
During the Executive’s employment with the Company, the Executive will communicate to the Company all knowledge, business and customer contacts and any other information that may reasonably concern or be in any way beneficial to the business of the Company, subject to any pre-existing obligations to a third party and the employee proprietary rights addendum to this Agreement. Any such information communicated to the Company as aforesaid will be and remain the property of the Company notwithstanding any subsequent termination of the Executive’s employment.
4.06    Restrictive Covenants
The Executive agrees to be bound by the terms and conditions of the Restrictive Covenant Agreement attached to this Agreement as a schedule which is incorporated by reference and deemed to be part of this Agreement (the “Restrictive Covenant Agreement”).
4.07    Pre-existing Obligations
The Executive must not disclose to the Company any confidential or proprietary information of any kind belonging to the Executive’s former employer or any other person or entity. The Company is not employing the Executive to obtain the confidential business information, intellectual property or business opportunities of the Executive’s former employer or any other person or entity. Without limiting any right to indemnification under this Agreement or otherwise, the Executive affirms that i) the Executive is not subject to any pre-existing obligations, contracts or agreements that would prevent the Executive from performing the services under this Employment Agreement from and after the Effective Date; and ii) by working for the Company commencing on the Effective Date, the Executive will not be in breach of any obligation to a third party; and iii) the Executive will not willfully breach any pre-existing obligation to a third-party in the course of the Executive’s employment. The Company understands that until the Effective Date the Executive is not an employee or service provider of the Company in any capacity.
4.08    Proprietary Rights
The Executive agrees to be bound by the terms and conditions of the employee proprietary rights addendum attached to this Agreement as a schedule which is incorporated by reference and deemed to be a part of this Agreement.

4.09    Stock Ownership Guidelines
The Executive acknowledges that she has received a copy of the Company’s Stock Ownership Guidelines and acknowledges and agrees to the Guidelines, as currently stated and as they may be amended from time to time.
4.10    Confidential Information
(1)    The Executive acknowledges and agrees that the Executive will not acquire any right, title or interest in or to any Confidential Information. The Executive also acknowledges that the Company has taken great precautions to maintain the confidentiality of the Confidential Information and that but for the Executive’s employment with the Company, the Executive would not be privy to such Confidential Information.
(2)    At all times during and subsequent to the termination of the Executive’s employment with the Company, the Executive:
(a)    will not use, copy or reproduce any Confidential Information except as may be reasonably required for the Executive to perform the Executive’s duties for the Company and for the Company’s benefit;
(b)    will not directly or indirectly use, disseminate or disclose any Confidential Information for the Executive’s own benefit or the benefit of any other person or entity; and
(c)    will keep the Confidential Information in strict confidence and take all necessary precautions against unauthorized disclosure of Confidential Information.
(3)    If the Executive is required by law to disclose any Confidential Information, the Executive will advise the Company promptly of such requirement and all information concerning such requirement, and provide the Company with the opportunity to object or intervene, prior to making any disclosure of Confidential Information. Notwithstanding the foregoing, the Executive may communicate freely with Securities regulators, the Department of Justice, and other regulators without first notifying the Company, and any whistleblower award rights are hereby preserved.
(4)    This section will survive the termination of the Executive’s employment for any reason.
(5)    Following termination of employment for any reason, the Executive will reasonably cooperate with the Company in connection with any litigation, regulatory inquiry, or governmental investigation in which the Executive may have relevant knowledge. The Company will reimburse the Executive’s reasonable out-of-pocket expenses incurred in such cooperation. Nothing herein limits the Executive’s right to communicate with any governmental agency or to receive any whistleblower award.

ARTICLE 5 - TERMINATION
5.01    Termination by the Company without Cause or by the Executive for Good Reason
(1)    Entitlements. The Company may terminate the Executive’s employment by providing the Executive with the greater of: (a) the Executive’s minimum entitlements under the Act; or (b) the entitlements set out in this Article 5. “Termination Date” means the Executive’s last day of active employment, meaning the day that the termination of the Executive’s employment is effective and the Executive ceases to be an employee of the Company. The provision of the portion of termination notice or pay in lieu of notice that exceeds the Executive’s minimum entitlements under the Act as set out in this Article 5 are subject to the Executive’s execution of a full and final release of claims in the form enclosed as a schedule to this Agreement. If the Company terminates the Executive’s employment for Cause, the Company will not provide any notice or payment in lieu of notice, except as required by the Act and if so required by the Act, the Company will provide the minimum notice or payment in lieu of notice required by the Act.
(2)    Notice.
(a)    If the Company terminates the Executive without Cause, or the Executive terminates employment for Good Reason, the Executive will be entitled to twenty-four (24) months’ notice or payment of Base Salary (at the rate in effect as of the date of the termination notice, and subject to regular and statutory withholdings) in lieu of such notice, or a combination of notice and payment, in the Company’s sole discretion, and as provided in writing, subject to the conditions set out in subsection (3) below.
(b)    The entitlements under this section are inclusive of any and all minimum entitlements to termination notice or pay in lieu of notice owed to the Executive upon termination pursuant to the Act. Any payments made under this section will be paid in equal instalments on the Company’s normal paydays, with the exception that any payments owed to the Executive upon termination pursuant to the minimum requirements of the Act will be paid to the Executive in accordance with the Act. While in receipt of such equal instalment payments or during continued vesting of equity awards pursuant to Section 5.01(3), the Executive will have the benefit of Company-paid tax preparation and accounting services for her Canadian tax filings.
(3)    Equity Awards. With respect to all equity awards, notwithstanding the terms of the Plan or applicable grant agreements, if the Company terminates the Executive without Cause, or the Executive terminates employment for Good Reason, the Executive will be entitled to Retirement Treatment as defined above.
(4)    Restrictive Covenant Agreement. The Company is agreeing to provide the termination notice or pay in lieu of notice entitlements that exceed the minimum requirements under the Act in direct consideration of the Executive’s compliance with her obligations under the Restrictive Covenant Agreement. As such, if the Executive fails to comply with the Restrictive Covenant Agreement, any unpaid termination notice or pay in lieu of notice entitlements, or the balance thereof, that exceed the minimum termination notice or pay in lieu of notice required by the Act, will cease and be forfeited immediately.
(5)    Offset Deductions. The Company may deduct any amounts the Executive owes to the Company from any amounts that exceed the minimum amounts owed to the Executive by the Company upon termination pursuant to the Act, to the extent permitted by law.
5.02    Termination by the Executive without Good Reason
(1)    The Executive may terminate the Executive’s employment with the Company without Good Reason at any time by giving the Company thirty (30) days’ notice in writing (the “Resignation Notice Period”). The Company may waive such notice, in whole or in part, by providing the Executive with pay in lieu of notice equal to the lesser of: the amount payable to the Executive to the end of the Resignation Notice Period; or the minimum pay in lieu of termination notice required under the Act (“Pay in Lieu of Resignation Notice”). In the event the Company waives all or part of the Executive’s resignation notice and elects to provide Pay in Lieu of Resignation Notice as set out herein, the Company will continue the Company’s contributions to the Executive’s group benefits coverage until the end of the Resignation Notice Period, subject to and in accordance with the terms and conditions of the applicable plans.
Notwithstanding the foregoing, in the event of the Executive’s resignation without Good Reason, subject to the Executive being in Good Standing at the time of resignation, the Executive’s ongoing compliance with her obligations under the Restrictive Covenant Agreement, and the Executive’s execution of a full and final release of claims in the form enclosed as a schedule to this Agreement, the Company will (i) continue to provide the Executive with fifty percent (50%) of the Executive’s Base Salary only, paid in equal installments on the Company’s regular pay days, during the Non-Competition Period as defined in the Restrictive Covenant Agreement, minus any Pay in Lieu of Resignation Notice provided to the Executive as set out above (the “Non-Competition Period Payment”). “Good Standing” means (i) the Company does not have Cause to terminate the Executive; and (ii) the Executive is actively performing the Executive’s duties and responsibilities.
(2)    Duties.
During any Resignation Notice Period, the Executive will remain an employee and continue to perform some, all or none of the duties of the Executive’s position, as determined by the Company in its sole and absolute discretion, or such other duties as the Company may reasonably request to assist with the transition of the Executive’s role.
5.03    Bonus and Equity Entitlements
On termination of the Executive’s employment for any reason, including but not limited to resignation, wrongful dismissal and/or constructive dismissal, the Executive’s entitlements regarding bonus and incentive compensation, including but not limited to RSUs, PSUs and stock options, will be governed by the terms of the plans, including but not limited to the Bonus Plan and the Plan, agreements and policies of the Company, as may be applicable, including but not limited to any limitations on such entitlements on termination, subject to this Agreement. For absolute clarity regarding bonuses, except as otherwise provided in this Agreement, the Executive will not receive any bonus payment whatsoever pursuant to Section 3.02 or the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date pursuant to the terms of the Bonus Plan, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of this Agreement or at law.
5.04    Minimum Entitlements
Nothing in this Agreement is intended to limit the Executive’s minimum entitlements under the Act. The Executive will at all times receive and be entitled to receive the Executive’s minimum entitlements under the Act. In the event of a conflict between this Agreement and the Executive’s minimum entitlements under the Act, which conflict is to the detriment of the Executive, the minimum entitlements under the Act will apply to the extent of the conflict. Without limiting the foregoing, nothing in this Agreement is intended to permit the Company to terminate the Executive for any reason that is prohibited by the Act.
5.05    No Other Payments or Entitlements
The payments and entitlements pursuant to this article are in full satisfaction of all requirements regarding termination of the Executive’s employment, including without limitation common law notice of termination and compensation in lieu of such notice, and compensation for length of service and any other termination entitlement pursuant to the Act, and any of the Company’s programs, policies, plans, contracts or agreements, whether written or verbal. Except as expressly provided in this article, the Executive will not be entitled to any termination payments, damages, or compensation whatsoever, notwithstanding any changes in the terms and conditions of the Executive’s employment which may occur in the future, including but not limited to any change in position, duties or compensation. Upon receipt of the payments and benefits described in this article, the Executive will have no action, cause of action, claim or demand against the Company, any Affiliate or any other person or entity arising out of or in relation to the Executive’s employment under this Agreement or the termination of this Agreement and the Executive’s employment hereunder, other than to enforce the terms of this Agreement and remedy any breach thereof by the Company. For greater clarity, at no time in any circumstance will the Executive be entitled to reasonable notice of termination at common law.
5.06    Return of Property
Upon the end of the Executive’s employment for any reason, or at any other time at the Company’s request, the Executive will promptly (but no later than five (5) days after the earlier of the end of employment or the Company’s request) deliver or cause to be delivered to the Company all property of the Company stored in any manner, including but not limited to the Work Product (as defined in the attached proprietary rights agreement) and the Company’s Confidential Information, keys, pass cards, identification cards, electronic equipment and passwords, that is in the possession, charge, control or custody of the Executive, without retaining any copies or records whatsoever, in whole or in part. The Executive will sign a certificate attesting to the return of all Company property upon request by the Company.

5.07    Resignation as Director and Officer
Upon any termination of the Executive’s employment for any reason, the Executive will be deemed to have resigned as a director and officer of the Company and all Affiliates contemporaneously with the Termination Date and will promptly, on request of the Company, sign forms of resignation indicating the Executive’s resignation as a director and officer of the Company and any Affiliates and of any other entities of which the Executive occupies similar positions as part of or in connection with the performance by the Executive of the duties under this Agreement, as applicable.
5.08    Survival
Notwithstanding any termination of the Executive’s employment under this Agreement for any reason whatsoever, all provisions of this Agreement necessary to give effect thereto, including but not limited to the schedules and the Executive’s obligations regarding Confidential Information, will continue in full force and effect following such termination.
ARTICLE 6- MISCELLANEOUS
6.01    Section 409A.
(1)    General. This Section 6.01 applies only for so long as the Executive is a resident or citizen of the United States or otherwise subject to United States federal income taxation. Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement as the result of the Executive’s termination of employment that constitutes “non-qualified deferred compensation” within the meaning of the Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code together with those regulations, “Section 409A”) will be paid unless and until the Executive has incurred a “separation from service” within the meaning of Section 409A, to the extent required by Section 409A. Furthermore, to the extent that the Executive is a “specified employee” within the meaning of Section 409A as of the date of the Executive’s separation from service and to the extent required by Section 409A, no amount that constitutes a deferral of compensation that is payable on account of the Executive’s separation from service will be paid to the Executive before the date (the “Delayed Payment Date”) that is the first day of the seventh month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid in a lump sum on the Delayed Payment Date, without interest.
(2)    Intent and Construction. The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement are to be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company will not be responsible for the payment of any applicable taxes, interest, or penalties on compensation paid or provided to the Executive pursuant to this Agreement.
(3)    Expense Reimbursements. Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement is subject to the following conditions, to the extent required by Section 409A: (a) the expenses eligible for reimbursement or in-kind benefits in one taxable year will not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (b) the reimbursement of eligible expenses or in-kind benefits will be made promptly, subject to the Company’s applicable policies, but in no event later than the last day of the Executive’s taxable year following the taxable year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(4)    Installment Payments. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. Each payment made under any provision of this Agreement is considered a separate payment and not one of a series of payments for purposes of Section 409A.
(5)    Short-Term Deferrals. To the extent any payment under this Agreement is intended to qualify for the short-term deferral exception under Section 409A, such payment will be made no later than the later of (a) the 15th day of the third month following the end of the Executive’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture, or (b) the 15th day of the third month following the end of the Company’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture.
(6)    Responsibility for Taxes. The Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and the Company has no obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties.
(7)    Termination of 409A Applicability. Notwithstanding the foregoing provisions of this Section 6.01, if the Executive ceases to be a citizen or resident of the United States and is no longer subject to United States federal income taxation on the Executive’s worldwide income, the provisions of this Section 6.01 relating to Section 409A of the Code will cease to apply to the Executive prospectively from the date of such change in status, and thereafter payments under this Agreement will be made without regard to the timing restrictions set forth in this Section 6.01 to the extent such restrictions are not required under the tax laws of Canada or any other applicable jurisdiction. The Executive shall promptly notify the Company of any change in the Executive’s citizenship, residency, or tax status that may affect the applicability of this Section 6.01.
6.02    Section 280G
(1)    Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm shall determine that receipt of all Payments would subject the Executive to the Excise

Tax, the Accounting Firm shall determine whether to reduce any of the Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt of aggregate Payments if the Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Payments were so reduced, the Executive shall receive all Payments to which Executive is entitled in accordance with the terms of the relevant governing documents.
(2)    If the Accounting Firm determines that aggregate Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm hereunder shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the Termination Date. The reduction of the Payments shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(3)    To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(4)    The following terms shall have the following meanings for purposes of this Agreement:
“Accounting Firm” shall mean a nationally recognized U.S. certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a change in ownership or control of the Company (within the meaning of Q&A 2(b) of the final regulations under Section 280G of the Code) for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control of the Company (within the meaning of Q&A 2(b) of the final regulations under Section 280G of the Code).
“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code.
“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto, including under applicable national, state and local laws, determined by applying the highest marginal tax rates which applied to the Executive’s taxable income for the Executive’s taxable year immediately preceding the Executive’s taxable year in which the change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code) occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).
“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
“Safe Harbor Amount” shall mean 2.99 multiplied by the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
(5)    The provisions of this Section 6.02 shall survive any termination of this Agreement.
6.03    Deductions
The Company will deduct all statutory deductions and any amounts authorized by the Executive from any amounts to be paid to the Executive under this Agreement.
6.04    Entire Agreement
This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties, whether oral or written, with respect to the subject matter of this Agreement and any rights which the Executive may have by reason of any such prior agreements. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

6.05    Severability
If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.
6.06    Amendments and Waivers
No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.
6.07    Notices
Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail, or by electronic means of communication addressed to the recipient as follows:
To the Company:

lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, BC
VGJ 1C7
Attention: Chief Legal & Compliance Officer
To the Executive:
Heidi O’Neill
or to such other address, individual or electronic communication number as may be designated by written notice given by either party to the other.
6.08    Equitable Remedies
The Executive and the Company hereby acknowledge and agree that a breach of each party’s obligations under the Restrictive Covenant Agreement would result in damages to the other party that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by either party, in addition to all other remedies available to the other party at law or in equity, such other party will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of the Restrictive Covenant Agreement.

6.09    Successors and Assigns
This Agreement will be binding upon the Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of and binding upon the Company, its successors and its assigns. The Company may assign this Agreement in its discretion to a successor of its business and/or assets which assumes and agrees to perform this Agreement, including all licenses granted to the Company hereunder. The Executive may not assign this Agreement.
6.10    Governing Law
This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.
6.11    Attornment
For the purpose of any and all legal proceedings, this Agreement will be deemed to have been created and performed in the Province of British Columbia. The courts of competent jurisdiction located in Vancouver, British Columbia, will have jurisdiction to entertain any action arising under this Agreement and the Company and the Executive each hereby attorns to the courts of competent jurisdiction located in Vancouver, British Columbia.
6.12    Electronic Signatures; Counterparts; Interpretation
This Agreement may be signed electronically, and in counterparts which taken together will constitute a single document, and any electronic signatures are the same as handwritten signatures for the purposes of validity, enforceability and admissibility of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to” (except to the extent the context otherwise provides).
6.13    Independent Legal Advice
THE EXECUTIVE HAS HAD AN ADEQUATE AND REASONABLE OPPORTUNITY TO SEEK INDEPENDENT LEGAL ADVICE REGARDING THIS AGREEMENT.

Yours truly,

lululemon athletica inc.

By:	/s/ MARTHA A.M. MORFITT
Name

/s/ Heidi O’Neill
Heidi O’Neill

April 21, 2026
Date